Exhibit 99.1

Occidental Issues Statement Regarding Agreement With Total

HOUSTON — May 18, 2020 — Occidental Petroleum Corporation (NYSE: OXY) today issued the following statement regarding its agreement with Total to acquire Anadarko’s assets in Africa:

In August 2019, Total and Occidental entered into a Purchase and Sale Agreement in order for Total to acquire Anadarko’s assets in Africa. Under this agreement, Total and Occidental have since completed the sale and purchase of the Mozambique and South Africa assets.

The purchase and sale agreement provided that the sale of the Ghana assets was conditional upon the completion of the Algeria assets’ sale. Occidental has informed Total that, as part of an understanding with the Algerian authorities on the transfer of Anadarko’s interests to Occidental, Occidental would not be in a position to sell its interests in Algeria to Total.

Total has informed Occidental that it is not interested in purchasing Anadarko’s interests in Ghana in the current circumstances.  Because the purchase and sale agreement expires in September, Total and Occidental have executed a waiver of the obligation to purchase and sell the Ghana assets, so that Occidental can begin marketing the sale of the Ghana assets to other third parties. These assets in Ghana are world class and function economically well at low oil prices with upside potential over the long term.

About Occidental

Occidental is an international energy company with operations in the United States, Middle East, Latin America and Africa. We are the largest onshore oil producer in the U.S., including in the Permian Basin, and a leading offshore producer in the Gulf of Mexico. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. Our Oxy Low Carbon Ventures subsidiary is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. We are committed to using our global leadership in carbon dioxide management to advance a lower-carbon world. Visit oxy.com for more information.

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Contacts
Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:
Jeff Alvarez
713-215-7864
jeff_alvarez@oxy.com

On the web: oxy.com